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                                                                    Exhibit 14.1


                                   DYAX CORP.

                       CODE OF BUSINESS CONDUCT AND ETHICS

         This Code of Business Conduct and Ethics sets forth legal and ethical standards of conduct for personnel of Dyax Corp. and its subsidiaries (collectively, the "Company"). This Code applies generally to all the Company's directors, officers1 and employees and is addressed to them directly.

         We are committed to adhering to applicable legal requirements and maintaining the highest standards of conduct and integrity. This Code is intended to promote those goals in conjunction with the Company's Insider Trading Policy, Disclosure Policy and Practices and Audit Committee Complaint Procedures (the "Policies").

         Because a written code cannot answer all questions raised in the context of business relationships, you (namely any employee, officer or director of Dyax) must take responsibility for recognizing and responding appropriately to specific situations as they arise. If you have any question about the requirements of this Code or the appropriateness of a relationship or action, you should consult with your supervisor or the Senior Vice President, Legal Affairs; or in the case of a director or officer, the Chief Executive Officer or the Chair or any other disinterested member of the Nominating and Governance Committee charged with administering this Code.

         Please also note that the restrictions on conflicts of interest and the receipt of improper benefits also apply to your family members, dependents and affiliated persons. You are responsible for any conflicts that may arise for you due to their conduct and for the consequences to you of any improper benefits that they may receive.

         You should report suspected violations of this Code promptly as outlined under the heading "Reporting and Compliance Procedures" below.

         COMPLIANCE WITH LAWS AND REGULATIONS. All employees, officers and directors must comply with, and must endeavor to ensure the Company complies with, all laws and regulations applicable to the Company wherever it does business, as well as the listing standards of any exchange on which the Company's securities are traded. You are expected to use good judgment and common sense in seeking to comply and to ask for advice when you are uncertain about what is required.

         CONFLICTS OF INTEREST. Personal interests and relationships must not harm the Company's interests. Any actual or apparent conflict of interest between personal interests and those of the Company must be handled honestly and ethically in accordance with the following procedures. Any conflict of interest is prohibited unless it has gone through the process of disclosure, consultation and approval set forth below.

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(1) Nasdaq has confirmed orally that "officer" has the meaning set forth in Rule
16a-1(f) under the Securities Exchange Act of 1934, which is very close to the definition of "executive officer" used elsewhere in that Act. Thus any Section
16 reporting officer should be treated as an "officer" for purposes of this Code.

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         FULL DISCLOSURE IS THE ESSENTIAL FIRST STEP to remaining in full compliance with this policy. You must disclose any actual or reasonably apparent conflict of interest, including any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. An employee must disclose such matters to his/her supervisor (or, if that person is involved in the matter, to the Senior Vice President, Legal Affairs), who is responsible for consulting with the Chief Executive Officer or Chair of the Nominating and Governance Committee, as appropriate. Officers and directors must disclose such matters to the Chief Executive Officer and to the Chair or any other disinterested member of the Nominating and Governance Committee charged with reviewing conflicts of interest.

         The Board of Directors has adopted rules for what activities constitute conflicts of interest and potential conflicts of interests, as well as procedures for determining whether a relationship or transaction constitutes a conflict of interest, which it will review and, if appropriate, update from time to time. The current version of these rules and procedures are attached as APPENDICES A and B to this Code and are available on the Company's website at www.dyax.com.

         Following disclosure, any employee, officer or director must avoid or terminate any activity that involves an actual or reasonably apparent conflict of interest unless it is determined at the appropriate level that the activity is not a conflict of interest or is otherwise not harmful to the Company or improper. Any such determination shall be made by the Chief Executive Officer in the case of an employee, and by the disinterested members of the Nominating and Governance Committee in the case of an officer or director.

         No director, director nominee, officer, or greater than 5% shareholder may enter into any transaction or relationship that is disclosable by the Company pursuant to SEC Reg. S-K, Item 404 without the prior approval of the Chair of the Nominating and Governance Committee. Nor may any director, officer or employee directly or indirectly approve, or represent the Company or the other party in arranging, the terms of any transaction between the Company and a party with which he/she has any relationship of a type that is disclosable by the Company pursuant to SEC Reg. S-K, Item 404. All transactions between the Company and a party with which a director, officer or employee has such a relationship shall be on an arm's-length basis. Details about this prohibition may be obtained from the Senior Vice President, Legal Affairs.

         CONFIDENTIALITY. You must maintain the confidentiality of confidential and personal information entrusted to you by the Company, its customers or other companies, including our suppliers. Any use or public disclosure of any such information is prohibited except as authorized in the conduct of Company business or otherwise legally mandated. You should also take appropriate precautions to ensure that such confidential information is not communicated within the Company except to personnel who have a need to know such information to perform their responsibilities for the Company.

         GIFTS, GRATUITIES AND BUSINESS ENTERTAINMENT. All employees, officers and directors must conduct their affairs in such a manner as to avoid adversely affecting their judgment or the Company's reputation.

         ACCEPTANCE OF GIFTS OR ENTERTAINMENT. No one shall accept any gift or other benefit that reasonably appears to be given in exchange, or as a reward, for any accommodation in

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connection with soliciting, negotiating or maintaining a business relationship for the Company. The following may usually be accepted without violating this rule:

         -  Modest, conventional business entertainment.

         - Modest gifts offered on account of a family or personal relationship or as a token of appreciation upon a holiday or commonly recognized personal event, such as a wedding or promotion.

         - Items that would be paid for by the Company as a reasonable business expense if not paid for by another party.

         -  Benefits available to the general public on the same terms.

However, the actual circumstances may raise concerns, so one must be vigilant. Any exceptions to this rule must be pre-approved by the Senior Vice President, Legal Affairs and documented.

         The Chief Executive Officer or the Chair of the Nominating and Governance Committee shall have the authority to require that any gift be returned or entertainment be declined if determined not to be in the best interests of the Company.

         BRIBERY. Bribery is a criminal act. No Company personnel may offer or give any form of bribe or kickback to any government official or other person in order to secure preferential treatment in connection with Company business. Modest, conventional business entertainment or promotional materials complying with Company guidelines that are not intended to secure preferential treatment are generally acceptable; however, no meal, entertainment or gift exceeding $50 in value may be provided to any government official or any employee of a governmental agency without the approval of the Senior Vice President, Legal Affairs, or, in the case of any officer or director, the Chair of the Nominating and Governance Committee.

         Bona fide inducements in the form of business terms must be reasonably related to the value to be received by the Company, competitively justified, authorized in accordance with Company guidelines and properly documented. They may be provided only to the party with which the Company has the business relationship and not directly or indirectly to any individual officer, employee or other agent of such party.

         FOREIGN CORRUPT PRACTICES ACT. All officers, directors, employees, agents and stockholders acting on behalf of the Company must comply with the anti-bribery, accounting and recordkeeping provisions of the Foreign Corrupt Practices Act (the "FCPA"). The FCPA prohibits the Company and anyone acting on its behalf from directly or indirectly making, offering to make, promising to make or approving a payment of money or anything else of value to a foreign official or a foreign political party with the intention of somehow influencing that official to assist the Company in obtaining or retaining business. The civil and criminal penalties that the FCPA imposes on individual and corporate violators are severe. When in doubt as to whether a contemplated payment or gift may violate the FCPA, consult with the Senior Vice President, Legal Affairs before taking any action.

         FAIR DEALING. Each employee, officer and director should endeavor to deal honestly, ethically and fairly with the Company's suppliers, customers, competitors and employees. Your

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statements about the Company's products and services should not be untrue or misleading. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice.

         PROTECTION OF COMPANY ASSETS AND OPPORTUNITIES. All personnel should seek to protect the Company's assets. You may not take personal advantage of opportunities that are discovered through your position with the Company. All transactions on behalf of the Company and all uses of Company funds, facilities or other assets must be solely for business purposes of the Company, pursuant to due authorization, and properly documented.

         ACCURACY OF BOOKS, RECORDS AND REPORTS. All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. You are responsible for the accuracy of your records and reports. No undisclosed or unrecorded account or fund shall be established for any purpose.

         INTERNAL CONTROLS; DISCLOSURE CONTROLS AND PROCEDURES. It is the responsibility of the Chief Executive Officer, the Chief Financial Officer, and the other executive and financial officers to ensure that the Company maintains
(i) adequate controls over its assets and financial reporting and (ii) adequate controls and procedures to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, regulatory authorities and in other public communications.

         You should promptly bring to the attention of the Chair or other member of the Audit Committee any information you may have (i) concerning deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, (ii) concerning any fraud affecting the Company, or (c) that otherwise affects the disclosures made by the Company in its regulatory filings and other public communications.

         WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS. While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer must be obtained after consultation with the Senior Vice President, Legal Affairs. Any officer or director who seeks an exception to any of these policies should contact the Chief Executive Officer or the Chair or another disinterested member of the Nominating and Governance Committee charged with administering this Code. Any waiver of this Code for an officer or director may be made only by the disinterested members of the Board of Directors and shall be publicly disclosed as required by applicable law or otherwise.

         REPORTING AND COMPLIANCE PROCEDURES. Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code or any of the Company's other Policies. Anyone who believes that any other employee, officer or director has engaged or is engaging in conduct that violates applicable law or this Code should promptly report such information to the Senior Vice President, Legal Affairs or the Chair of the Nominating and Governance Committee. You may

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report such conduct anonymously, including through the Company's website at
Www.dyax.com; however, there may be circumstances when the Company is obligated to divulge your identity.

         THE COMPANY WILL NOT DISCIPLINE, DISCRIMINATE AGAINST OR RETALIATE AGAINST ANY PERSON WHO REPORTS SUCH CONDUCT IN GOOD FAITH OR WHO COOPERATES IN ANY INVESTIGATION OR INQUIRY REGARDING SUCH CONDUCT.

         The Senior Vice President, Legal Affairs of the Company shall maintain written records of all reports of material violations of this Code and the resolution thereof and of all waivers granted under this Code.

         The Company shall make this Code publicly available on its website.

         The Nominating and Governance Committee shall monitor and periodically evaluate compliance with this Code and its application to the Company's business. The Board of Directors may amend this Code on the recommendation of the Committee or on its own motion.

         ACCOUNTABILITY FOR VIOLATIONS OF THE CODE. Failure to comply with the standards required by this Code or any of the Company's other Policies will result in disciplinary action that may include, without limitation, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge or removal, and restitution. Certain violations may be referred to public authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code or any Policy, or who has knowledge of such conduct and does not promptly report it, also will be subject to disciplinary action, up to and including discharge.

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                                   APPENDIX A

                           CONFLICTS OF INTEREST RULES

1.       IMPROPER CONFLICTS OF INTEREST

         The Board of Directors has adopted the following rules to aid in determining whether a relationship or transaction constitutes a conflict of interest. The Board has determined that the following involve an improper conflict of interest under the Company's Code of Business Conduct and Ethics. This list is not exhaustive and is subject to review and revision by the Board from time to time.

         EMPLOYEES AND OFFICERS.  An employee or officer must not:

         (a) perform services as an employee, officer, director, advisor, consultant (directly or through an entity) or in any other capacity for a significant customer, significant supplier or direct competitor of the Company, other than at the request, or with the prior approval, of the Company;

         (b) have a financial interest in a significant supplier or significant customer of the Company, other than an investment representing less than one percent (1%) of the voting power of a publicly-held company or less than five percent (5%) of the voting power of a privately-held company; or

         (c) have a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the voting power of a publicly-held company.

         NON-EMPLOYEE DIRECTORS.  A non-employee director must not:

         (a) perform services as an employee, officer, director, advisor, consultant (directly or through an entity) or in any other capacity for a direct competitor of the Company;

         (b) have, or permit any close relative to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

         (c) use his or her position with the Company to influence any decision of the Company relating to a contract or transaction with a supplier or customer of the Company if the director or a close relative of the director:

         - performs services as an employee, officer, director, advisor, consultant (directly or through an entity) or in any other capacity for such supplier or customer; or

         - has a financial interest in such supplier or customer, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company; or

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         (d)   induce or otherwise assist or participate, directly or
indirectly, in a close relative's involvement with or investment in a significant supplier, significant customer or direct competitor of the Company in a manner that would be prohibited for the employee or officer under any of the prohibited activities listed above.

         A "CLOSE RELATIVE" of a person includes a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, and any other relative living in the same home with the person. A "SIGNIFICANT CUSTOMER" is a customer that has made during the Company's last full fiscal year, or proposes to make during the Company's current fiscal year, payments to the Company for property or services in excess of 5% of (i) the Company's consolidated gross revenues for its last full fiscal year or (ii) the customer's consolidated gross revenues for its last full fiscal year. A "SIGNIFICANT SUPPLIER" is a supplier to which the Company has made during the Company's last full fiscal year, or proposes to make during the Company's current fiscal year, payments for property or services in excess of 5% of (i) the Company's consolidated gross revenues for its last full fiscal year or (ii) the customer's consolidated gross revenues for its last full fiscal year.

     2.  POTENTIAL CONFLICTS OF INTEREST REQUIRING DISCLOSURE

The Board of Directors has determined that the following involve potential conflicts of interest that must be disclosed under the Company's Code of Business Conduct and Ethics and then addressed in any manner determined in accordance with the procedures thereunder:

         - An employee, officer or director has a close relative who serves as an officer or director of a significant supplier, significant customer or direct competitor of the Company and such service would have been prohibited if the employee, officer or director were serving in that role under Section 1 of these rules.

         - Any other material financial interest of an employee, officer or director in connection with any business relationship with the Company or any similar interest of a close relative of any of them that is known to the related employee, officer or director.

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                                   APPENDIX B

          PROCEDURES FOR DETERMINING CONFLICTS OF INTEREST AND WAIVERS

         In determining whether a conflict of interest exists and whether to waive a Code of Business Conduct and Ethics provision in a particular circumstance, the appropriate officer or the Nominating and Governance Committee, as the may be, should also consider:

         - THE PERSON INVOLVED IN THE POTENTIAL CONFLICT (For example, whether the person is an officer or a director of the Company and, if a director of the Company, whether the person is an independent director. The more peripheral the person's relationship to the Company is, the less likely that person is to influence the Company's day-to-day operations and therefore the less likely the circumstance is to be disadvantageous to the Company);

         - THE NATURE OF THE RELATIONSHIP OR SITUATION CREATING THE POTENTIAL CONFLICT OF INTEREST (For example, does the issue arise because the person serves as an officer of the Company and a director of a contracting party with the Company? Is the person a director of the Company and an officer of a contracting party with the Company? Is the person a director of the Company and a director of a contracting party with the Company? Or is the director or officer of the Company related to a person that is a director or officer of the contracting party with the Company? The more peripheral the relationship of the person to either of the companies involved, the less likely that person is able to influence either company's day-to-day decisions and therefore the less likely the relationship or activity is to be disadvantageous to the Company);

         - THE NATURE OF THE COMPANY WITH WHICH THE DIRECTOR OR OFFICER IS AFFILIATED (For example, is the company a competitor of the Company or a collaborator or a supplier or customer, and how significant a competitor, collaborator supplier or customer is the company?);

         -  THE NATURE OF ANY PROPOSED TRANSACTION, including:

                -  the size of the transaction,

                - whether the Company has engaged in this type of transaction before, either with this party or others,

                -  other connections with the other party,

                -  leverage of the other party,

                - whether there were unusual terms associated with the transaction, and

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                -  whether the terms offered are those that the Board believes would be offered or could be obtained absent the relationship;

                - the level of involvement of the officer or director involving questions in any proposed transaction, including whether the waiver candidate will receive any compensation or other benefit tied to the transaction;

                -  whether the individual usurped a corporate opportunity;

                - whether the proposed transaction or relationship would cause a director to lose his status as an independent director; and

                - how any related disclosure would appear in, for example, The Wall Street Journal or other public forum.

         After reviewing these considerations and any others it considers appropriate, the appropriate officer or the Nominating and Governance Committee, as the case may be, should then consider whether the relationship or activity
(i) will adversely affect the Company, (ii) was undertaken by the individual in good faith, (iii) constitutes a breach of loyalty to the Company and its stockholders, (iv) constitutes a violation of law, and (v) confers an improper personal benefit on the individual. The appropriate officer or the Nominating and Governance Committee, as the case may be, should then be in a position to determine if a conflict of interest exists and, if so, whether to waive the conflict if the relationship or activity is in the best interests of the Company or not opposed to those interests.

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